Exhibit 99.1

Airspan Networks, a Leading 5G Technology Company to Go Public through Merger with
New Beginnings Acquisition Corp. (NYSE American: NBA)

●	Airspan Networks, a leading pioneer of 5G network solutions, has entered into a business combination agreement with New Beginnings Acquisition Corp.; the newly combined company is expected to be listed on the NYSE American under the new ticker symbol “MIMO.”

●	The agreement is expected to provide approximately $166 million of net proceeds to the combined company, assuming no redemptions by New Beginning’s public stockholders, to execute the company’s growth plan for the inflection point of the 5G global network infrastructure buildout.

●	SoftBank Group Capital Limited and Dish Network Corporation invest in fully committed $75 million common stock PIPE with participation from other existing investors, such as Oak Investment Partners and NEA, along with other institutional investors.

●	Qualcomm Incorporated, a 5G ecosystem partner and other existing shareholders will receive equity in the combined company.

●	Pro forma enterprise value of the combined company following the merger is expected to be $822 million at the $10.00 per share PIPE price.

●	Investor conference call is scheduled for Monday, March 8th at 8 am ET.

BOCA RATON, FL – Monday, March 8, 2021 – Airspan Networks Inc. (Airspan), which provides groundbreaking, disruptive software and hardware for 5G network solutions, has entered into a definitive business combination agreement with and into New Beginnings Acquisition Corp. (NBA) (NYSE American: NBA), a special purpose acquisition company (SPAC). The combination is expected to have an enterprise value of nearly $822 million. Upon closing of the business combination, expected in the third quarter of 2021, NBA will be renamed “Airspan Networks Holdings Inc.,” a publicly listed company, which is expected to be listed on the NYSE American with the ticker symbol “MIMO.”

We believe the wireless industry is poised for rapid deployment of 5G technology. The recent success of the U.S. government’s $80 billion+ C-band spectrum auction demonstrates significant levels of investment from operators and new market entrants.

We believe Airspan’s sophisticated network equipment infrastructure allows maximum efficiency of wireless spectrum, which is an increasingly expensive and scarce resource. Network operators are also accelerating adoption of virtualization and densification, changing their reliance on proprietary hardware to a focus on software and cloud architecture. These trends are expected to provide Airspan with an opportunity to take market share from the legacy network providers and enter new high growth market segments such as Private 5G and Fixed Wireless Access, which are addressable markets in the new telecom paradigm.

“These seismic 5G industry trends play right into Airspan’s strengths,” said Eric Stonestrom, President and CEO of Airspan. “This transaction is expected to help fund our growth plans and accelerate our vision of providing our customers with leading edge 5G networks. We are at the precipice of a significant capital-intensive upgrade as 5G deployments drive the future growth of existing mobile carriers, new market entrants, and private and enterprise buildouts that we believe will transform numerous industries.”

With more than 1,000 customers in over 100 countries worldwide, we believe Airspan is at the forefront of breakthrough 5G RAN and Fixed Wireless Access solutions, with increasing convergence between fixed broadband and mobile use cases and operators. We believe Airspan is uniquely positioned in the expanded addressable market of communications equipment for operators providing high speed wireless connectivity that will dominate the TMT landscape in the decade to come.

Airspan Technology “Key Enabler” of 5G

“Dense, software-centric 5G network builds are crucial for telcos today. Airspan’s technology is a key enabler in this space, which is why SoftBank has invested in Airspan over multiple rounds,” said Michel Combes, President SoftBank Group International.

“We are delighted to partner with Airspan, a first mover in this exciting and rapidly expanding new 5G market,” said Michael Liebowitz, CEO and Director of New Beginnings Acquisition Corp. “As 5G networks are rolled out, Airspan is leading the way with its breakthrough Open RAN technology with significant potential for growth serving incumbent and emerging carriers, and also addressing new “private 5G” segments including in building 5G, Distributed Antenna System (DAS) building replacements, connected and autonomous vehicles (CAVs), automated port operations, air-to-ground in-flight connectivity, Smart Industry 4.0 factories and optimized Smart Grid driven utilities. This transaction will bring the vision of Eric and the Airspan team to fruition.”

Transaction Overview

New Beginnings Acquisition Corp., which currently holds approximately $116 million in trust, will combine with Airspan at an estimated pro forma enterprise value of nearly $822 million. Assuming no redemptions by NBA’s existing public stockholders, Airspan’s existing stockholders will hold approximately 75% of the fully diluted shares of common stock in the combined company, Airspan Networks Holdings Inc., immediately following the closing of the business combination.

The combined company expects to receive approximately $166 million in net proceeds, assuming no redemptions by NBA’s existing public stockholders, including proceeds from a $75 million PIPE transaction. Cash proceeds are expected to be used to accelerate Airspan’s 5G revenue growth, to expand its product portfolio, and for working capital to fund increasing demand.

The transaction has been unanimously approved by the board of directors of both NBA and Airspan, and is subject to the satisfaction of customary closing conditions, including the approval of both parties’ stockholders, expiration of Hart-Scott-Rodino waiting periods and the effectiveness of NBA’s registration statement with the Securities and Exchange Commission (SEC). The transaction is expected to close in the third quarter of 2021.

Investor Conference Call Information

Airspan and NBA will host a joint investor conference call to discuss the proposed transaction today at 8:00 AM EST. To access the conference call, please visit https://www.nbaspac.com, or dial 1-844-512-2921 (toll/international 1-412-317-6671) and enter passcode 1143845.

Additional information about the proposed business combination, including a copy of the investor presentation, will be provided in a Current Report on Form 8-K to be filed by NBA today with the SEC and available at www.sec.gov. The investor presentation can also be found on Airspan’s website at https://www.Airspan.com/ and New Beginning’s website at https://www.nbaspac.com.

Advisors

J.P. Morgan Securities LLC is acting as exclusive financial advisor to Airspan and Dorsey & Whitney LLP is acting as Airspan’s legal counsel. J.P. Morgan Securities LLC is acting as sole placement agent to New Beginnings Acquisition Corp. on the PIPE. Jefferies LLC is acting as capital markets advisor to Airspan. Ladenburg Thalmann & Co. Inc. is acting as capital markets advisor to New Beginnings Acquisition Corp. Mayer Brown is serving as J.P. Morgan Securities LLC’s legal counsel. Greenberg Traurig, P.A. is acting as New Beginnings Acquisition Corp.’s legal counsel.

About Airspan

Airspan is a US-based 5G end-to-end, Open RAN hardware and software provider with a product portfolio spanning 150 patents granted and 94 patents pending. The company is headquartered in Boca Raton, Florida and has global offices in London, Tel Aviv, Mumbai, and Tokyo.

For more information, visit www.airspan.com.

About New Beginnings Acquisition Corp.

New Beginnings Acquisition Corp. is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. New Beginnings Acquisition Corp. business strategy is to identify and complete its initial business combination with a company that can benefit from (i) the managerial and operational experience of its management team (ii) additional capital and (iii) access to public securities markets.

Additional Information and Where to Find It

NBA intends to file with the SEC a proxy statement / prospectus on Form S-4 relating to the proposed business combination (the “Proposed Transaction”), which will be mailed to its stockholders once definitive. This Presentation does not contain all the information that should be considered concerning the Proposed Transaction and is not intended to form the basis of any investment decision or any other decision in respect of the Proposed Transaction. NBA’s stockholders and other interested persons are advised to read, when available, the preliminary proxy statement / prospectus and the amendments thereto and the proxy statement / prospectus and other documents filed in connection with the Proposed Transaction, as these materials will contain important information about Airspan, NBA and the Proposed Transaction. When available, the proxy statement / prospectus and other relevant materials for the Proposed Transaction will be mailed to stockholders of NBA as of a record date to be established for voting on the Proposed Transaction. Stockholders will also be able to obtain copies of the preliminary proxy statement / prospectus, the definitive proxy statement / prospectus and other documents filed with the SEC, without charge, once available, at the SEC’s website at www.sec.gov, or by directing a request to: New Beginnings Acquisition Corp., 800 1st Street, Unit 1, Miami Beach, FL 33139, USA.

No Offer or Solicitation

This communication is for informational purposes only and is not intended to and shall not constitute a proxy statement or the solicitation of a proxy, consent or authorization with respect to any securities or in respect of the Proposed Transaction and is not intended to and shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy or subscribe for any securities or a solicitation of any vote of approval, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Participants in Solicitation

NBA and its directors and executive officers may be deemed participants in the solicitation of proxies from NBA’s stockholders with respect to the Proposed Transaction. A list of the names of those directors and executive officers and a description of their interests in NBA is contained in NBA’s Registration Statement on Form S-1, as filed on September 21, 2020, which was filed with the SEC and is available free of charge at the SEC’s web site at www.sec.gov, or by directing a request to New Beginnings Acquisition Corp., 800 1st Street, Unit 1, Miami Beach, FL 33139, USA. Additional information regarding the interests of such participants will be contained in the proxy statement / prospectus for the Proposed Transaction when available.

Airspan and its directors and executive officers may also be deemed to be participants in the solicitation of proxies from the stockholders of NBA in connection with the Proposed Transaction. A list of the names of such directors and executive officers and information regarding their interests in the Proposed Transaction will be included in the proxy statement / prospectus for the Proposed Transaction when available.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future financial and operating results, our plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimated,” “believe,” “intend,” “plan,” “projection,” “outlook” or words of similar meaning. These forward-looking statements include, but are not limited to, statements regarding Airspan’s industry and market sizes, future opportunities for NBA, Airspan and the combined company, NBA’s and Airspan’s estimated future results and the Proposed Transaction, including the implied enterprise value, the expected transaction and ownership structure and the likelihood and ability of the parties to successfully consummate the Proposed Transaction. Such forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond our control. Actual results and the timing of events may differ materially from the results anticipated in these forward-looking statements.

In addition to factors previously disclosed in NBA’s reports filed with the SEC and those identified elsewhere in this communication, the following factors, among others, could cause actual results and the timing of events to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (i) the risk that the Proposed Transaction may not be completed in a timely manner or at all, which may adversely affect the price of NBA’s securities; (ii) the risk that the transaction may not be completed by NBA’s Business Combination deadline and the potential failure to obtain an extension of the Business Combination deadline if sought by NBA; (iii) the failure to satisfy the conditions to the consummation of the Proposed Transaction, including the adoption of the business combination agreement by the stockholders of NBA and Airspan, the satisfaction of the minimum trust account amount following redemptions by NBA’s public stockholders and the receipt of certain governmental and regulatory approvals; (iv) the lack of a third party valuation in determining whether or not to pursue the Proposed Transaction; (v) the occurrence of any event, change or other circumstance that could give rise to the termination of the business combination agreement; (vi) the impact of COVID-19 on Airspan’s business and/or the ability of the parties to complete the Proposed Transaction; (vii) the effect of the announcement or pendency of the transaction on Airspan’s business relationships, performance and business generally; (viii) risks that the Proposed Transaction disrupts current plans and operations of Airspan; (ix) the outcome of any legal proceedings that may be instituted against Airspan or NBA related to the business combination agreement or the Proposed Transaction; (x) the ability to maintain the listing of NBA’s securities on the NYSE American; (xi) the price of NBA’s and the post-combination company’s securities may be volatile due to a variety of factors, including changes in the competitive and regulated industries in which Airspan operates, variations in performance across competitors, changes in laws and regulations affecting Airspan’s business and changes in the combined capital structure; (xii) the ability to implement business plans, forecasts, and other expectations after the completion of the Proposed Transaction, and identify and realize additional opportunities; (xiii) the risk of downturns and the possibility of rapid change in the highly competitive industry in which Airspan operates; (xiv) the risk that Airspan and its current and future collaborators are unable to successfully develop and commercialize Airspan’s products or services, or experience significant delays in doing so; (xv) the risk that the post-combination company may not achieve or sustain profitability; (xvi) the risk that the post-combination company will need to raise additional capital to execute its business plan, which may not be available on acceptable terms or at all; (xvii) the risk that the post-combination company experiences difficulties in managing its growth and expanding operations; (xviii) the risk that third-party suppliers and manufacturers are not able to fully and timely meet their obligations; (xix) the risk that the rollout and utilization of 5G technology will not provide the expected benefits; (xx) the risk that Airspan is unable to secure or protect its intellectual property; and (xxi) the risk that the post-combination company’s securities will not be approved for listing on the NYSE American or if approved, maintain the listing.

Actual results, performance or achievements may differ materially, and potentially adversely, from any projections and forward-looking statements and the assumptions on which those forward-looking statements are based. There can be no assurance that the data contained herein is reflective of future performance to any degree. You are cautioned not to place undue reliance on forward-looking statements as a predictor of future performance as projected financial information and other information are based on estimates and assumptions that are inherently subject to various significant risks, uncertainties and other factors, many of which are beyond our control. All information set forth herein speaks only as of the date hereof in the case of information about NBA and Airspan or the date of such information in the case of information from persons other than NBA or Airspan, and we disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this communication. Forecasts and estimates regarding Airspan’s industry and end markets are based on sources we believe to be reliable, however there can be no assurance these forecasts and estimates will prove accurate in whole or in part. Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results.

For Airspan:

Investor Contact:
Michael Bowen and Ryan Gardella

AirspanIR@icrinc.com

Media Contacts:

Jed Hamilton

AirspanPR@icrinc.com

Howie Waterman

hwaterman@airspan.com

For New Beginnings Acquisition Corp.:
Investor Contact:

Matthew Winger

mwinger@m2afo.com